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                                                                      Exhibit 11

Potash Corporation of Saskatchewan Inc.
Computation of Per Share Earnings                                      20-Mar-97
For the Periods ended December 31
(Figures and amounts expressed in thousands, except per share and per option amounts)

                                                                     1996             1995             1994             1993
                                                                 ---------------   -------------   -------------    ------------
A     Net Income as reported, Canadian GAAP                          $209,036          $159,486         $91,219         $44,697
B     Items adjusting net income                                      (7,216)            18,598         (4,539)           5,229
C     Net income, US GAAP (A+B)                                      $201,820          $178,084         $86,680         $49,926
D     Weighted average number of shares outstanding                    45,537            43,352          42,872          39,793
E     Options outstanding to purchase equivalent shares                 1,842             1,392           1,046             841
F     Average exercise price per option                                $52.90            $34.74          $18.00          $16.90
G     Average market price per share                                   $70.33            $52.44          $29.81          $22.94
H     Period end market price per share                                $85.00            $70.88          $34.00          $25.63
I     Rate of Return available on option proceeds                          5%                5%              5%              5%

Canadian GAAP

      Basic earnings per share (A/D)                                    $4.59             $3.68           $2.13           $1.12
      Fully diluted earnings per share
J     Imputed earnings on option proceeds (E*F*I)                      $4,873            $2,418            $941            $711
      Fully diluted earnings per share ((A+J)/(D+E))                    $4.51             $3.62           $2.10           $1.12

United States  GAAP

      Primary earnings per share
K     Net additional shares issuable (E-(E*F/G))                          457               470             414             221
      Primary earnings per share (C/(D+K))                              $4.39             $4.06           $2.00           $1.25
      Fully diluted earnings per share
L     Net additional shares issuable (E-(E*F/H))                          696               710             492             286
      Fully diluted earnings per share (C/(D+L))                        $4.37             $4.04           $2.00           $1.25
D+K   Weighted average shares  for US GAAP                             45,994            43,822          43,286          40,014